Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Russ Berrie and Company, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 2-96238, 2-96239, 2-96240, 33-10779, 33-26161, 33-27406, 33-27897, 33-27898, 33-51823, 333-70081, 333-76248 and 333-111853) on Form S-8, of Russ Berrie and Company, Inc. and subsidiaries of our reports dated March 30, 2007, with respect to the consolidated balance sheets of Russ Berrie and Company, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Russ Berrie and Company, Inc.

Our report with respect to the consolidated financial statements refers to the Company’s adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”

/s/ KPMG LLP

Short Hills, New Jersey

March 30, 2007